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EXHIBIT 10.z

                          Management Incentive Plan


The Company has adopted a Management Incentive Plan ("MIP") for fiscal 1999 which applies to approximately 20 operating officers and managers who serve at the subsidiary, group and corporate management level.

Under the terms of the MIP a maximum of 50% of an employee's annual base pay may be earned in cash incentive, based on the achievement of certain performance objectives. The plan operates as follows:

1. A pool of cash incentive for each employee is credited based on the performance to target of the unit to which the employee is assigned. The incentive pool is created, beginning at 20% of base payable at 90% of target unit earnings performance and capping at 25% of the employee's annual pay at 100% of target unit earnings performance. Target earnings performances have been established for each operating unit of the Company, the group level, and for the Company in total.

2. Additionally, the pool of cash incentive for each employee is credited based on the performance to target of the Company, beginning at 20% of base payable at 90% of target Company earnings performance and capping at 25% of the employee's annual pay at 100% of target Company earnings performance.

3. One half of the pool is to be paid, based solely on the achievement of the target financial levels.

4. The second half of the incentive pool is to be paid based on the employee achieving certain stipulated non-financial performance objectives.

5. The Chief Executive Officer will receive no MIP if the target Company earnings performance is not attained.

6. Additional cash incentive may be paid to selected managers based on the achievement of outstanding unit financial performance or the attainment of certain strategic goals, at the recommendation of the Management Development and Compensation Committee of the Company Board of Directors and if approved by the Company Board of Directors.